Exhibit 11


        MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
        PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
      THREE MONTHS ENDED JULY 2, 1994 AND JULY 3, 1993
           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                      Three Months Ended
                                        July 2,   July 3,
                                         1994      1993
Net Income                             $   367   $   224
Add:
Interest on Zero coupon notes due 2009
   and 2013, net of tax and effect of
   executive incentive and employee
   profit sharing plans                      4         4
Adjusted net income                    $   371   $   228

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - PRIMARY:

Weighted average common shares outstanding 559.1   543.7
Common equivalent shares:
   Stock options                            12.0     9.5
   Zero coupon notes due 2009 and 2013      17.6    18.9
Common and common equivalent
   shares - primary (in millions)          588.7   572.1

Net earnings per share - primary       $  0.63   $  0.40

EARNINGS PER COMMON AND COMMON EQUIVALENT
   SHARE - FULLY DILUTED:

Weighted average common shares outstanding 559.1   543.7
Common equivalent shares:
   Stock options                            12.0    10.7
   Zero coupon notes due 2009 and 2013      17.6    18.9
Common and common equivalent
   shares - fully diluted (in millions)    588.7   573.3

Net earnings per share - fully diluted $  0.63   $  0.40